As filed with the Securities and Exchange Commission on June 30, 2003.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARDINAL FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	54-1874630 (I.R.S. Employer Identification Number)

8270 Greensboro Drive, Suite 500, McLean, Virginia  22102

 (Address of Principal Executive Offices)  (Zip Code)

__________________

CARDINAL FINANCIAL CORP. 401(k) PLAN

(Full Title of the Plan)

Bernard H. Clineburg

President and Chief Executive Officer

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia  22102

(703) 584-3400

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

___________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	500,000	$6.65	$3,325,000	$269

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(3)

Pursuant to Rule 457(c) under the Securities Act, the registration fee is based on the average of the high ($6.75) and low ($6.55) sales prices of one share of Common Stock, as reported on the Nasdaq SmallCap Market on June 26, 2003, and has been established solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(1)

the Registrant’s Annual Report on Form 10-KSB (the “Form 10-KSB”) for the fiscal year ended December 31, 2002, File No. 000-24557;

(2)

the Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2002, which is being filed concurrently with this Registration Statement;

(3)

the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 22, 2003 that have been incorporated by reference into the Form 10-KSB;

(4)

the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, File No. 000-24557;

(5)

the Registrant’s Current Reports on Form 8-K, filed January 21, 2003, January 22, 2003 and April 18, 2003, File No. 000-24557; and

(6)

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, Registration No. 000-24577.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made by the board of directors that such standard has been met.  In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances.  In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit.  Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.  Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law.  In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1

Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2, as amended, Registration No. 333-82946 (the “Form SB-2”).

4.2

Articles of Amendment to the Articles of Incorporation of the Registrant, setting forth the designation for the Series A Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form SB-2.

4.3

Amended Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-QSB for the period ended June 30, 2002, File No. 000-24557.

4.4

Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form SB-2.

5.1

Opinion of Williams Mullen.*

5.2

Internal Revenue Service Determination Letter.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).

23.2

Consent of KPMG LLP.*

24

Powers of Attorney (included on Signature Page).*

____________

*Filed herewith

Item 9.

Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any additional or changed material information on the plan of distribution;

note, that small business issuers do not need to give the statements in paragraphs (1)(i) and (1)(ii) of this item if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on this 25th day of June, 2003.

CARDINAL FINANCIAL CORPORATION

By:

/s/ Bernard H. Clineburg

Bernard H. Clineburg

Chairman of the Board, President and

Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Bernard H. Clineburg and Carl E. Dodson, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bernard H. Clineburg Bernard H. Clineburg	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2003
/s/ Carl E. Dodson Carl E. Dodson	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	June 25, 2003

/s/ Jennifer L. Deacon Jennifer L. Deacon	Vice President, Controller and Secretary (Principal Accounting Officer)	June 25, 2003
/s/ B.G. Beck B. G. Beck	Director	June 25, 2003
/s/ Wayne W. Broadwater Wayne W. Broadwater	Director	June 25, 2003
/s/ William G. Buck William G. Buck	Director	June 25, 2003
/s/ Sidney O. Dewberry Sidney O. Dewberry	Director	June 25, 2003
/s/ John W. Fisher John W. Fisher	Director	June 25, 2003
/s/ Michael A. Garcia Michael A. Garcia	Director	June 25, 2003
/s/ J. Hamilton Lambert J. Hamilton Lambert	Director	June 25, 2003
/s/ Harold E. Lieding Harold E. Lieding	Director	June 25, 2003
/s/ William E. Peterson William E. Peterson	Director	June 25, 2003

/s/ James D. Russo James D. Russo	Director	June 25, 2003
/s/ John H. Rust, Jr. John H. Rust, Jr.	Director	June 25, 2003
/s/ Emad Saadeh Emad Saadeh	Director	June 25, 2003
/s/ George P. Shafran George P. Shafran	Director	June 25, 2003
/s/ Alice M. Starr Alice M. Starr	Director	June 25, 2003

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, Cardinal Financial Corporation, as Plan Administrator of the Cardinal Financial Corp. 401(k) Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on this 25th day of June, 2003.

CARDINAL FINANCIAL CORPORATION

By:

/s/ Bernard H. Clineburg

Bernard H. Clineburg

Chairman of the Board, President and

         Chief Executive Officer

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit

Number

Description of Exhibit

4.1

Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2, as amended, Registration No. 333-82946 (the “Form SB-2”).

4.2

Articles of Amendment to the Articles of Incorporation of the Registrant, setting forth the designation for the Series A Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form SB-2.

4.3

Amended Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-QSB for the period ended June 30, 2002, File No. 000-24557.

4.4

Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form SB-2.

5.1

Opinion of Williams Mullen.*

5.2

Internal Revenue Service Determination Letter.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).

23.2

Consent of KPMG LLP.*

24

Powers of Attorney (included on Signature Page).*

____________

*Filed herewith